Exhibit (99.1)

[USEC Letterhead]

FOR IMMEDIATE RELEASE:                  CONTACT:
June 21, 2000                           Charles Yulish:    (301)564-3391
                                        Elizabeth Stuckle:  301-564-3399

         USEC Plant Closure Lowers Costs, Improves Capacity Utilization
                      - Board's Action Saves $55 Million -
         - Guidance Reflects Continued Difficult Operating Environment -

Bethesda, MD - The announcement today by USEC Inc. (NYSE: USU) that it will cease uranium enrichment at its Portsmouth production plant in June 2001 is an important step in the Company's ongoing efforts to align its cost of production with lower market prices.

          The financial effect of the decision by USEC's Board of Directors will be a reduction in fixed production costs of approximately $55 million in fiscal 2002 as uranium enrichment at Portsmouth ceases. Production will continue at both plants until June 2001, when it is expected that the Paducah plant will have been upgraded, certified and tested to produce finished customer product. Electricity, the Company's largest production cost, is expected to increase primarily because the previous monetization of excess power at Portsmouth will no longer be available. Depending on levels of SWU production, these higher power costs will partially offset the improvement in fixed costs. The Company is in negotiations for a new long-term power contract for the Paducah plant.

          After the Portsmouth facility ceases enrichment operations, the Company's capacity utilization will rise from the 25 percent expected in the coming year to about 50 percent of the Paducah plant's capacity in fiscal 2002. Actual capacity utilization will depend upon customer requirements.

          Ceasing operations at the Portsmouth plant will result in special charges of $125 million in fiscal 2000. The pre-tax charges include $75 million in asset write-offs of production equipment, leasehold improvements and other fixed assets. The charges also include severance benefits based on current labor contract requirements, unamortized lease turnover and other exit costs.

          The Company's financial outlook for fiscal years 2001 and 2002 continues to be adversely affected by market conditions for the sale of enriched uranium. As previously reported, global overcapacity for enrichment, aggressive competitor pricing, unfavorable currency exchange rates and liquidation of customer SWU inventories are among the factors holding down the price for the

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Company's enrichment services. USEC's financial projections continue to reflect a downward trend in average SWU sale prices as historically higher-priced contracts are displaced with new agreements reflecting today's lower prices.

          For fiscal 2001, the Company anticipates net income in the range of $30 to $35 million reflecting lower anticipated revenue and the end of power monetization at Portsmouth. The lower revenue forecast includes fewer spot SWU sales, resulting in anticipated sales volume of 10.5 million SWU, or about 1 million SWU less than previously projected. Natural uranium sales are also expected to be lower than previously projected due to the continued decline in uranium market prices. Looking forward, the Company anticipates net income in fiscal 2002 to be between $45 and $50 million. The fiscal 2002 outlook depends upon the timely completion of the assay upgrade project at Paducah, including approval by the Nuclear Regulatory Commission, an agreement for market-based pricing under the Russian HEU contract beginning in calendar 2002, and negotiation of a new, long-term power contract for the Paducah plant.

          "Faced with a changed pricing paradigm for uranium enrichment services, USEC has aggressively taken steps to lower its production costs," said William H. Timbers, president and chief executive officer of USEC. "Given the global overcapacity for enrichment and the volume of HEU available from dismantled nuclear weapons, reducing USEC's production capacity is a difficult but necessary action."

          This news release includes certain forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of the Company. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for the Company's services, pricing trends in the uranium and the enrichment markets, deliveries and costs under the Russian contract, the availability and cost of electric power, the Company's ability to successfully execute its internal performance plans, the refueling cycles of the Company's customers, and the impact of any government regulation. Additional information regarding the foregoing factors is contained in the Company's filings with the Securities and Exchange Commission.

          USEC Inc. is the world's leading supplier of enriched uranium fuel for commercial nuclear power plants. A global energy company, USEC has it headquarters in Bethesda, Md.

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